As filed with the Securities and Exchange Commission on June 20, 2013

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________

FORM S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
________________

THESTREET, INC.
(Exact name of Registrant as specified in its charter)

Delaware	06-1515824
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

14 Wall Street, 15th Floor
New York, New York 10005
(Address of Principal Executive Offices)
_______________________

TheStreet, Inc. 2007 Performance Incentive Plan
Agreements for Grant of Non-Plan Option
(Full title of the plan)
_______________________

John C. Ferrara
Chief Financial Officer
TheStreet, Inc.
14 Wall Street, 15th Floor
New York, New York 10005
(Name and address of agent for service)

(212) 321-5000
(Telephone number, including area code, of agent for service)
_______________________
Copy to:

Karen Dempsey, Esq.
Orrick, Herington and Sutcliffe, LLP
405 Howard Street
San Francisco, CA 94105
(415) 773-5700

      Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☑

(Calculation of Registration Fee on following page)

CALCULATION OF REGISTRATION FEE
Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share		Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $0.01 per share, issuable under the 2007 Performance Incentive Plan, as amended	3,500,000 shares	$1.90	(2)	$6,650,000	$907.06
Common Stock, par value $0.01 per share, issuable pursuant to Agreements for Grant of Non-Qualified Stock Option	525,000 shares	$1.90	(2)	$997,500	$136.06
_______________________
(1)
This registration statement shall also cover any additional shares of Common Stock which become issuable under the 2007 Performance Incentive Plan and the Agreements for Grant of Non-Qualified Stock Option by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the Registrant’s outstanding shares of Common Stock.

(2)
Estimated in accordance with Rule 457(c) and (h) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee on the basis of $1.90 per share, which represents the average of the high and low prices of the Common Stock reported on The Nasdaq Global Market for June 18, 2013.

EXPLANATORY STATEMENT

This Registration Statement on Form S-8 (this “Registration Statement”) relates to (i) the registration of 3,500,000 shares of common stock of TheStreet, Inc. (the “Registrant”) for issuance pursuant to awards granted under the TheStreet, Inc. 2007 Performance Incentive Plan (the “2007 Plan”) and (ii) the registration of 325,000 shares issuable pursuant to the Agreement for Grant of Non-Qualified Stock Options dated as of February 25, 2013 between TheStreet, Inc. and John C. Ferrara and 200,000 shares issuable pursuant to similar grants of a non-qualified stock option outside the 2007 Plan as an inducement grant to a non-executive officer.  The Registrant’s (a) Registration Statement on Form S-8 (File No. 333-185023) filed with the Securities and Exchange Commission (the “Commission”) on November 16, 2012 with respect to 3,000,000 shares of common stock to be issued under the 2007 Plan and 1,625,360 shares of common stock to be issued pursuant to non-plan options and (b) Registration Statement on Form S-8 (File No. 333-145295) filed with the Commission on August 9, 2007, with respect to 1,474,702 shares of common stock to be issued under the 2007 Plan are hereby incorporated by reference.

PART I

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

The information called for in Part I of Form S-8 is not being filed with or included with this Registration Statement by incorporation by reference or otherwise, in accordance with the rules and regulations of the Commission and the instructions to Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been filed by the Registrant with the Commission, are hereby incorporated by reference:

(a)           The Registrant’s latest Annual Report on Form 10-K for the fiscal year ended December 31, 2012 (File No. 000-25779), filed with the Commission on February 22, 2013 pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(b)           All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report referred to in (a) above.

(c)           The description of the Registrant’s Common Stock contained in its Registration Statement on Form 8-A (File No. 000-25779), as amended by Amendment No. 1, filed pursuant to Section 12(g) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing such documents.  Unless expressly incorporated into this Registration Statement, a report furnished on Form 8-K prior or subsequent to the date hereof shall not be incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act. The Registrant’s amended and restated certificate of incorporation provides for indemnification of its directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law, and the Registrant’s amended and restated bylaws provide for indemnification of its directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law. In addition, the Registrant has entered into indemnification agreements with its directors, officers and some employees containing provisions which are in some respects broader than the specific indemnification provisions contained in the Delaware General Corporation Law. The indemnification agreements may require the Registrant, among other things, to indemnify its directors against certain liabilities that may arise by reason of their status or service as directors and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Item 7.	Exemption from Registration Claimed.

Not Applicable.

Item 8.	Exhibits.

Exhibit Number
4.1	TheStreet, Inc. Amended and Restated 2007 Performance Incentive Plan
5.1	Opinion of Orrick, Herrington & Sutcliffe LLP
10.1*	Agreement for Grant of Non-Qualified Stock Option dated as of February 25, 2013 between TheStreet, Inc. and John C. Ferrara
23.1	Consent of Orrick, Herrington & Sutcliffe LLP (included in Exhibit 5.1)
23.2	Consent of KPMG LLP, independent registered public accounting firm
24.1	Powers of Attorney (see page 6)
__________________
*	Incorporated by reference to Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q filed on May 10, 2013

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to the registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on June 20, 2013.

THESTREET, INC.

By:	/s/ Elisabeth DeMarse
Elisabeth DeMarse Chief Executive Officer and Chairman of the Board of Directors

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Elisabeth DeMarse, John C. Ferrara and Erwin Eichmann, jointly and severally, his or her attorneys-in-fact and agents, each with the power of substitution and resubstitution, for him or her and in his or her name, place or stead, in any and all capacities, to sign any amendments to this Registration Statement on Form S-8, and to file such amendments, together with exhibits and other documents in connection therewith, with the Securities and Exchange Commission, granting to each attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully as he or she might or could do in person, and ratifying and confirming all that the attorneys-in-fact and agents, or his or her substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Elisabeth DeMarse Elisabeth DeMarse	Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)	June 20, 2013
/s/ John C. Ferrara John C. Ferrara	Chief Financial Officer (Principal Financial and Accounting Officer)	June 20, 2013
/s/ James J. Cramer James J. Cramer	Director	June 20, 2013
/s/ Sarah Fay Sarah Fay	Director	June 20, 2013
/s/ Keith Hall Keith Hall	Director	June 20, 2013
/s/ Vivek Shah Vivek Shah	Director	June 20, 2013
/s/ Mark Walsh Mark Walsh	Director	June 20, 2013

INDEX TO EXHIBITS

Exhibit Number
4.1	TheStreet, Inc. Amended and Restated 2007 Performance Incentive Plan
5.1	Opinion of Orrick, Herrington & Sutcliffe LLP
10.1*	Agreement for Grant of Non-Qualified Stock Option dated as of February 25, 2013 between TheStreet, Inc. and John C. Ferrara
23.1	Consent of Orrick, Herrington & Sutcliffe LLP (included in Exhibit 5.1)
23.2	Consent of KPMG LLP, independent registered public accounting firm
24.1	Powers of Attorney (see page 6)
_____________________
*           Incorporated by reference to Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q filed on May 10, 2013